Exhibit 99.1

News Release
For more information, please contact:
MEDIA: Jon Harris
630-857-1440
jon.harris@conagrafoods.com

INVESTORS: Chris Klinefelter
402-240-4154
Chris.Klinefelter@ConAgraFoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS TO SELL PRIVATE LABEL OPERATIONS

TO TREEHOUSE FOODS

OMAHA, Neb., November 2, 2015 – ConAgra Foods, Inc. (NYSE: CAG) today announced that it has reached a definitive agreement to sell its private label operations to TreeHouse Foods for approximately $2.7 billion in cash, excluding transaction-related expenses.

Sean Connolly, president and chief executive officer, ConAgra Foods, said, “The sale of our private label business marks another important milestone as we remake ConAgra Foods into a focused, higher-margin, more contemporary and higher-performing company. This transaction will enable ConAgra to sharpen our focus and resources on our Consumer Foods and Commercial Foods segments as we continue to move quickly to drive sustainable growth and deliver enhanced shareholder value.”

Mr. Connolly continued, “Today’s announcement follows a robust sale process involving more than 35 potential buyers, including both strategic buyers and financial sponsors. We are confident that the private label business will be in good hands with TreeHouse Foods, and better-positioned to reach its full potential as part of a focused private label company.”

Under the terms of the agreement, ConAgra Foods will divest the vast majority of its private label operations, which are classified as discontinued operations. Among other assets, this includes a network of 32 manufacturing facilities in the U.S., Canada and Italy. ConAgra Foods will retain certain private label operations with a strong connection to its existing Consumer Foods business, specifically canned pasta, cooking spray, peanut butter, pudding/gels, Gelit frozen pasta product offerings, as well as the HK Anderson and Kangaroo brand equity, trademark and business portfolios; the results for these operations, which were not material, were moved to the Consumer Foods reporting segment in the first quarter of fiscal 2016.

The Company expects to generate approximately $2.7 billion in proceeds from the sale, less transaction expenses, and intends to utilize the net proceeds primarily for debt reduction. Following the transaction, the company expects to have a capital loss carryforward of approximately $4.2 billion with an approximate tax value of $1.6 billion, which can be used to offset potential future capital gains over the next five years. ConAgra Foods will provide details regarding the revised presentation of historical results for its remaining reporting segments, as well as its use of proceeds and long-term financial goals, in due course.

The transaction is subject to customary closing conditions and regulatory clearances, and is expected to close in the first quarter of calendar year 2016. Goldman Sachs and Centerview Partners acted as financial advisors to ConAgra Foods on the transaction. Davis Polk & Wardwell LLP served as legal advisor.

About ConAgra Foods

ConAgra Foods, Inc., (NYSE: CAG) is one of North America's largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt's®, Marie Callender's®, Orville Redenbacher's®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully execute an exit option for its private label operations within the expected time frame or at all; ConAgra Foods’ ability to successfully execute its long-term value creation strategy; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve operating efficiencies; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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